Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated March 22, 2021, with respect to the consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements) of Trulieve Cannabis Corp. (and its subsidiaries) for the year ended December 31, 2020, included in this Annual Report on Form 10-K of Trulieve Cannabis Corp. for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission (“SEC”).

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
March 8, 2023
Ottawa, Canada